Exhibit 99.1
NEWS RELEASE
TALX ACQUIRES PERFORMANCE ASSESSMENT NETWORK, INC.
ST. LOUIS, MO (April 6, 2006) – TALX Corporation (NASDAQ: TALX) today announced the acquisition of Performance Assessment Network, Inc. (“pan”), a provider of secure, electronic-based psychometric testing and assessments, as well as comprehensive talent management services.
TALX financed the approximately $75.0 million cash purchase through its revolving credit facility, which was expanded to $200.0 million of availability from $150.0 million.
Headquartered near Indianapolis, Indiana, pan had revenues of approximately $25.0 million in the fiscal year ended March 31, 2006, and is expected to be accretive to TALX’s fiscal 2007 earnings.
William W. Canfield, chairman and chief executive officer of TALX, said, “We are excited to add pan’s service line to our growing portfolio. pan’s services represent a new business segment, adding to our employment verification, unemployment tax management, and tax credit and incentive services segments. pan has a solid reputation and proven expertise in assisting clients with talent assessment testing and automating the candidate hiring cycle.”
Canfield added, “We believe these services should complement well our existing front-end hiring solutions, which include paperless new hires, I-9 form management, prior employment verifications, and tax credit identification. This acquisition also demonstrates our ongoing commitment to improving our clients’ human resources processes through electronic-based solutions. As part of TALX, we expect pan to have more opportunities to expand its client base within the corporate market, building on the strong position it already has with significant clients in the governmental sector. We are delighted to have pan’s experienced, professional team join TALX and are excited about the opportunities that uniting these businesses offers.”
A conference call to discuss the acquisition is scheduled for Friday, April 7, at 3:00 p.m. Central Time. To participate in this call, dial (800) 762-6568. Other information of investor interest can be found at www.talx.com/investor, and the company’s corporate governance website is located at www.talx.com/governance. A digitized replay of the call will be available from 6:30 p.m. CDT on April 7, through July 7, 2006. The replay number is (800) 475-6701 and the access code is 825519.
TALX Corporation is a leading provider of payroll-related and human resources services. Based in St. Louis, Missouri, with its new facility at 11432 Lackland Road, TALX holds a leadership position in two key areas – automated employment and income verification via The Work Number (R) and unemployment tax management via UC eXpress (R). The TALX suite of electronic services also includes tax credits and incentives, paperless pay, time tracking, W-2 management, I-9 management, and paperless new hire services. The company’s common stock trades in the Nasdaq National Market under the symbol TALX. For more information about TALX Corporation, call 314-214-7000 or access the company’s web site at www.talx.com.
Statements in this news release expressing or indicating the beliefs and expectations of management regarding future performance are forward-looking statements including, without limitation, expected earnings accretion of the acquisition, and any other plans, objectives, expectations and intentions contained in this release that are not historical facts. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks and uncertainties include, without limitation, the preliminary nature of our estimates, which are subject to change as we collect additional information and they are reviewed internally and by our external auditors, as well as the risks detailed in the company’s Form 10-K for the fiscal year ended March 31, 2005, under the caption “Risk Factors” in “Part I – Item 1,” as well as (1) risks related to our ability to increase the size and range of applications for The Work Number database and successfully market current and future services and our dependence on third-party providers to do so; (2) the risk that our revenues from The Work Number may fluctuate in response to changes in certain economic conditions such as interest rates and employment trends; (3) risks relating to the dependence of the market for The Work Number on mortgage documentation requirements in the secondary market and the risk that our revenues and profitability would be significantly harmed if those requirements were relaxed or eliminated; (4) risks associated with our ability to prevent breaches of confidentiality or inappropriate use of data as we perform large-scale processing of verifications; (5) risks associated with our ability to maintain the accuracy, privacy and confidentiality of our clients’ employee data; (6) risks associated with potential challenges regarding the applicability of the Fair Credit Reporting Act or similar law; (7) risks associated with changes in economic conditions or unemployment compensation or tax credit laws; (8) risks related to Congressional approval of work opportunity (“WOTC”) and welfare to work (“WtW”) tax credits; (9) the risk to our future growth due to our dependence on our ability to effectively integrate acquired companies and capitalize on cross-selling opportunities; (10) risks related to the applicability of any new privacy legislation or interpretation of existing laws; (11) the risk of interruption of our computer network and telephone operations, including potential slow-down or loss of business as potential clients review our operations; and (12) risks relating to the applicability of the SUTA Dumping Prevention Act of 2004 to our tax planning services. These risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements. We do not undertake any obligation or plan to update these forward-looking statements, even though our situation may change.
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